Exhibit 10.3

Employment Agreement

THIS AGREEMENT is made and entered into this 19th day of July, 2021 (the "Effective Date") between Sandy Springs Holdings, Inc., a Delaware corporation (the “Company”), and Ryan Ramnath (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company is in need of management and operational services as well as assistance in developing its business plan, general corporate management, and strategic planning.

WHEREAS, Employee desires to assist the Company in its management needs.

WHEREAS, the parties hereto desire to enter into an agreement for the Company’s employment of Employee on the terms and conditions contained in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Employment, Title and Responsibilities. Subject to the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment with the Company. Employee will have such duties for the Company or its subsidiaries as are assigned to her from time to time by the Company. The Employee shall be employed as the Chief Operating Officer, and in charge of the Company’s operations in Trinadad, including all Trinidad local activities.

2.       Term. Employee’s employment pursuant to this Agreement will commence as of the Effective Date and will continue for three (3) years, or until terminated in accordance with Section 6 below (the period during which Employee is employed under this Agreement being herein referred to as the “Term”). Unless terminated by either party upon notice to the other party within 30 days of the end of the term of this Agreement, this Agreement will automatically renew on a month-to-month basis.

3.       Time Commitment. During the Term, Employee will devote Employee’s full business time, attention and energies to the diligent and faithful performance of Employee’s duties as an Employee of Company.

3.1       Prior Business Activities. It is currently understood that the Employee is currently a partner in a similar business to the Company’s. The Employee agrees to the restrictions on those business activities as detailed in Exhibit B to this agreement.

3.2       Outside Business Activities. The Employee agrees that at the time of the signing of this agreement, they will submit a list of outside business activities, detailed in Exhibit C to this agreement, for Board approval. All activities not approved by the Board of Directors of the Company shall immediately cease. Any new outside business activities shall require Board approval before they may commence or be engaged in.

4.       Compensation and Benefits. In consideration of Employee’s services under this Agreement, Company will provide to Employee compensation and other benefits as set forth on Exhibit A attached hereto.

5.       Covenants of Employee. Employee understands and acknowledges that the Company’s ability to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs and other confidential information relating to the Existing Business is of the utmost importance to the Company’s success, and Employee further acknowledges that Employee will develop and learn information in the course of Employee’s employment that would be useful in competing unfairly with the Company. In light of these facts and in consideration of Employee’s employment with the Company and the Company’s agreement to compensate Employee on the terms set forth in Section 4 of this Agreement, Employee covenants and agrees with Company as follows:

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5.1.       Confidential Information. Employee shall use his best efforts to protect Confidential Information. During and after association with Company, Employee will not use (other than for Company) or disclose any of Company’s Confidential Information. “Confidential Information” means information, without regard to form, relating to Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the date on which Employee’s employment with the Company is terminated (the “Termination Date”). “Person” means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

5.2.       Return of Materials. On the Termination Date or for any reason or at any time at Company’s request, Employee will deliver promptly to Company all materials, documents, plans, records, notes, or other papers and any copies in Employee’s possession or control relating in any way to the Existing Business, which at all times shall be the property of Company.

5.3.       Solicitation of Employees and Independent Contractors. During Employee’s employment hereunder and for one (1) year after the Termination Date, Employee will not induce, solicit, or assist in the solicitation of, any Person employed or engaged by Company in any capacity (including without limitation as an employee or independent contractor), to terminate such employment or other engagement, whether or not such Person is employed or engaged pursuant to a contract with Company and whether or not such Person is employed or otherwise engaged at will.

5.4.       Disparagement. Employee shall not at any time make false, misleading or disparaging statements about Company, including its products, services, management, Employees, and customers.

5.5.       Prior Agreements. Employee warrants that Employee is not under any obligation, contractual or otherwise, limiting or affecting Employee’s ability or right to perform freely Services for Company. Upon execution of this Agreement, Employee will give Company a copy of any agreement, or notify Company of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Employee’s ability or right to perform Services for Company, to solicit customers or potential customers, to solicit the Employees or independent contractors of a prior employer or other Person, or to use any type of information.

5.7.       Future Employment or Contractual Opportunities. At any time before, and for one year after, the Termination Date, Employee shall provide any prospective employer with a copy of this Agreement, and upon accepting any employment with another Person, provide Company with the employer’s name and a description of the services Employee will provide.

5.7(a)       Noncompete. During the term of this Agreement and for a period of twenty-four (24) months following the Employee’s removal or resignation from the Company or of its subsidiaries or affiliates (the “Restricted Period”), the Employee shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the “Company’s Business”) for the Employee’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, stockholder, partner, lender, director, Employee, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Employee may hold, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding securities of any person or entity which is listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, the Employee shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

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5.8.       Work For Hire Acknowledgment; Assignment. Employee acknowledges that work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Employee’s employment and part of Employee’s duties, responsibilities, or assignment. Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, Company, and all such work and contributions, together with the Works, are and at all times shall be regarded, as “work made for hire” as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Employee assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee will execute and deliver to Company, or its successors and assigns, any assignments and documents Company requests for the purpose of complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights in and to the Works, and Employee constitutes and appoints Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

5.9.       Inventions, Ideas and Patents. Employee shall disclose promptly to Company, and only to Company, any invention or idea of Employee (developed alone or with others) conceived or made during Employee’s employment by Company or within six months of the Termination Date. Employee assigns to Company any such invention or idea in any way connected with Employee’s employment or related to Existing Business, its research or development, or demonstrably anticipated research or development and will cooperate with Company and sign all papers deemed necessary by Company to enable it to obtain, maintain, protect, and defend patents covering such inventions and ideas and to confirm Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to Existing Business, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Company.

5.10       Property of Company. Employee acknowledges and agrees that all business Employee generates because of his affiliation with the Company is and shall be the sole property of the Company. All receivables, premiums, commissions, fees and other compensation generated by the Employee’s services are the property of the Company. The Employee is hereby prohibited from invoicing customers of the Company except with the express written consent of the Company. All checks or bank drafts representing payment for goods or services sold or rendered by the Company are property of the Company, and all monies or other consideration in whatever form received by the Employee from a client or customer of the Company shall be tendered immediately to the Company

6.       Termination For Cause. Employee’s employment under this Agreement may be terminated by the Company immediately upon the occurrence of one of the following events, and if so terminated, the Company shall have no further liability to Employee whatsoever for compensation, benefits or damages other than those that have accrued prior to termination:

(a)       the commission of any act by Employee which, if prosecuted, would constitute a felony;

(b)       any material act or omission involving malfeasance or negligence in the performance of employment duties which has a materially adverse effect on the Company and which has not been corrected in 30 days after written notice from the Company;

(c)       failure or refusal by Employee to comply with the policies of the Company contained in any Company Handbook or with the provisions of this Agreement if not cured within ten (10) days after the receipt of written notice from the Board of Directors;

(d)       Employee’s prolonged absence without the consent of the Company;

(e)       Employee’s gross neglect of his duties or willful insubordination to the Board of Directors or his superior Employees;

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(f)       the death of Employee;

(g)       delivery of written notice of termination by Company after Employee has become unable to perform Employee’s services by reason of illness or incapacity, which illness or incapacity results in Employee’s failure to discharge Employee’s duties under this Agreement for an aggregate total of sixty (60) days (whether consecutive or nonconsecutive) during any one hundred and eighty (180) day period,

7.       Setoff. All amounts due or payable to Employee by Company pursuant to this Agreement are subject to reduction and offset to the extent permitted by applicable law for any amounts due or payable to Company by Employee.

8.       No Conflicting Obligations. Employee represents and warrants that Employee is not subject to any noncompetition agreement, nondisclosure agreement, employment agreement, or any other contract of any nature whatsoever, oral or written, with any Person other than Company, or any other obligation of any nature, which will or could cause a breach of or default in, or which is in any way inconsistent with, the terms and provisions of this Agreement.

9.       Miscellaneous.

9.1.        Agreement Binding. This Agreement will inure to the benefit of and be binding upon Company and its successors and assigns, and Employee and Employee’s heirs, executors, administrators and personal representatives. This Agreement may not be assigned by Employee or by Company, except that Company may assign its rights under this Agreement without the written consent of Employee to any affiliate of Company or in connection with any transfer of Company or of all or any substantial part of the Existing Business (and such assignment will not constitute a termination of Employee’s employment by Company for purposes of this Agreement) (“Permitted Assignment”); provided, however, that such affiliate or transferee will be obligated to perform this Agreement in accordance with its terms. Company will be released from all of its obligations under this Agreement upon a Permitted Transfer.

9.2.       Entire Agreement. This Agreement, including any attachments, contains the entire agreement between the parties with respect to employment of Employee by the Company and no statement, promise or inducement made by either party hereto, or any agent of either party, which is not contained in this Agreement, will be valid or binding; and this Agreement may not be enlarged, amended, modified or altered except in a writing signed by Company and Employee and specifically referencing this Agreement. The provisions of this Agreement do not in any way limit or abridge any rights of Company or any affiliate under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable laws, all of which are in addition to and cumulative of the rights of Company under this Agreement.

9.3.       Provisions Severable. If any provision or covenant of this Agreement is held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which will remain in full force and effect. If any covenant in Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

9.4.       Prior Agreements. The terms and conditions of all prior agreements between the Company and Employee concerning the employment of Employee with the Company are hereby terminated and superseded by the terms and conditions of this Agreement.

9.5.       Remedies. Employee acknowledges that if Employee breaches or threatens to breach Employee’s covenants and agreements in this Agreement, then Employee’s actions may cause irreparable harm and damage to Company which could not be adequately compensated in damages. Accordingly, if Employee breaches or threatens to breach this Agreement, then Company will be entitled to injunctive relief, in addition to any other rights or remedies of Company under this Agreement or otherwise. Employee will indemnify Company and its affiliates and hold them harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including reasonable attorneys’ fees, resulting from or relating to any breach by Employee of Employee’s representations, warranties, covenants and agreements under this Agreement.

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9.5.       Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver and specifically referencing this Agreement.

9.6.       Notices. All notices and other communications required or permitted to be given or made under this Agreement will be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient of this Agreement at such recipient’s address or facsimile number set forth below:

If to Company:

Sandy Springs Holdings, Inc.

Att.: Erik S. Nelson, President

2030 Powers Ferry Road SE

Suite # 212

Atlanta, GA. 30339

Office (404)-816-9220

Fax (404)-816-8830

Email: esn@coralcapital.com

If to Employee: Ryan Ramnath 337-367 Monro Coco Rd Unit 635 West Hills Urban Community Petit Valley, Diego Martin 151302 Trinidad Email: Ryan_Ramnath@hotmail.com

Any such notice or communication will be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy of this Agreement to the recipient in accordance with this Section 9.6 on the date of such facsimile), or three days after mailing (if given or made by mail), and in proving same it will be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Any Person entitled to notice may change the address(es) or facsimile number(s) to which notices or other communications to such Person will be delivered, mailed or transmitted by giving notice of this Agreement to the parties hereto in the manner provided in this Agreement.

9.7.       Covenants Independent; Survival.

(a)       The covenants, agreements, representations, and warranties of Employee contained in this Agreement are separate and independent from the covenants, agreements, representations and warranties of Employee contained in any other agreement or document in favor of Company or any of its affiliates, and this Agreement will in no way affect or be affected by the scope or continuing validity of any such covenant, agreement, representation or warranty of Employee.

(b)       Employee’s obligations pursuant to Sections 5 will survive the Termination Date and any termination of this Agreement. Except as required by law or the express terms of any Employee benefit plan in which Employee participates, neither Employee nor Employee’s heirs, executors, administrators or personal representatives, will be entitled to any salary, bonus or other compensation or any benefits during or for any period after the Termination Date.

9.8.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.9.       Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

9.10.       Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company under this Agreement to Employee will be subject to the withholding of such amounts relating to taxes or other charges as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

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9.11.       Tax Consequences. Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and Employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

9.12.       Governing Law. This Agreement and the rights and obligations of the parties under this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its principles of conflicts of law.

9.13.       Construction. The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

9.14.       Obligations Contingent. The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Employee’s performance of Employee’s obligations under this Agreement. The duties, covenants and agreements of Employee under this Agreement, being personal, may not be delegated.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Agreed to & Accepted This ______ th day of July, 2021: __________________________________ Erik S. Nelson, President Sandy Springs Holdings, Inc.	Agreed to & Accepted This ______ th day of July, 2021: ______________________________________ Ryan Ramnath

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Exhibit A

Compensation and Bonus Terms

Initial Base Salary	The Company shall pay Employee a cash fee of $4,000 per month.
Employee Benefits

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Exhibit B – Existing Related Business Activities

The Employee is currently owner/partner in an existing cryptocurrency entity, which is engaged in certain cryptocurrency mining activities.

It is agreed that the Employee may continue to operate the existing cryptocurrency mining equipment for its useful life.

The Employee agrees that the existing business will not acquire or operate any new cryptocurrency mining equipment, or engage in any new related activities.

Sincerely,

______________________________________

Ryan Ramnath

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Exhibit C – Non-Related Business Activities

Please provide a list of all non-related business activities.

I hereby certify that the above is a complete list of all non-related business activities.

Sincerely,

Ryan Ramnath

Approved,

Erik S. Nelson,

President

________________	_______________
Initials	Initials

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